Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Fourth-Quarter and Full-Year 2023 Results; Declares Quarterly Dividend and Raises Fixed Dividend by 10 Percent in 2024

OKLAHOMA CITY – Feb. 27, 2024 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the fourth-quarter and full-year 2023. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Fourth-quarter production exceeds top end of guidance range, averaging 662,000 oil-equivalent barrels per day

•	Delaware Basin production increased 6 percent year over year, driving results that were favorable to guidance

•	Record-setting oil volumes drove an 8 percent increase in total production during 2023

•	Operating cash flow totaled $6.5 billion and free cash flow reached $2.7 billion in 2023

•	Declared fixed-plus-variable dividend payout of $0.44 per share based on fourth quarter results

•	Repurchased 5.2 million shares of common stock at a total cost of $234 million in the fourth quarter

•	Balance sheet continued to strengthen with cash balances increasing $114 million to a total of $875 million

•	2024 outlook reaffirmed with capital objectives designed to improve efficiency and drive per-share growth

•	Board approved a 10 percent increase to the fixed quarterly dividend

CEO PERSPECTIVE

“Devon exited 2023 with positive momentum, delivering a solid quarter of execution that surpassed our operational and financial targets,” said Rick Muncrief, president and CEO. “This performance rounded out another year of accomplishment, headlined by record-setting oil production and $2.7 billion of free cash flow generation. These achievements allowed us to reward shareholders with an impressive cash-return yield of 10 percent, balanced between buybacks and dividends.”

“Looking ahead to 2024, we have designed a plan to deliver a step-change improvement in capital efficiency. By allocating additional capital to the core of the Delaware Basin and high-grading activity across our diversified portfolio, we expect to efficiently sustain our oil production for roughly 10 percent less capital.

“This disciplined plan prioritizes value over volume and is expected to result in another year of differentiated cash returns versus the broader market. The board’s approval of a 10 percent increase to the fixed dividend further underscores our confidence in the plan and the underlying financial strength of our business,” Muncrief commented.

FINANCIAL RESULTS

Devon reported net earnings of $1.2 billion, or $1.81 per diluted share, in the fourth quarter of 2023. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $902 million, or $1.41 per diluted share.

Operating cash flow totaled $1.7 billion in the fourth quarter, representing the highest quarterly amount of the year. This level of cash flow funded Devon’s capital requirements and resulted in $827 million of free cash flow in the quarter. For the full-year 2023, operating cash flow totaled $6.5 billion and free cash flow reached $2.7 billion.

The company’s investment-grade financial position continued to strengthen in the fourth quarter with cash balances increasing by $114 million to a total of $875 million. The company exited the year with outstanding debt of $6.2 billion and a net debt-to-EBITDAX ratio of 0.7 times.

RETURN OF CAPITAL

Based on the fourth-quarter financial performance, Devon declared a fixed-plus-variable dividend of $0.44 per share, payable on March 28, 2024, to shareholders of record at the close of business on March 15, 2024. The dividend payout consists of the board’s approval to increase the fixed dividend by 10 percent to $0.22 per share and a variable distribution of $0.22 per share.

The company also accelerated the return of capital to shareholders through the continued execution of its $3 billion share-repurchase program. In the fourth quarter, Devon repurchased 5.2 million shares at a total cost of $234 million. With this repurchase program, the company is on track to reduce its outstanding share count by up to 9 percent.

OPERATING RESULTS

Devon’s capital activity in the fourth quarter averaged 24 operated drilling rigs and 6 completion crews across its asset portfolio. This level of activity resulted in 100 gross operated wells being placed online, with an average lateral length of 9,900 feet. Total capital spending, excluding acquisitions, was $940 million in the fourth quarter. This result was 1 percent above the company’s guidance range due to cycle time improvements that accelerated activity and timing of midstream spending.

Production averaged 662,000 oil-equivalent barrels (Boe) per day in the fourth quarter, with oil averaging 317,000 barrels per day. Production exceeded the top end of the company’s guidance range due to better than planned well performance across the portfolio. For the full-year 2023, record-setting oil volumes drove total production 8 percent higher year over year.

Devon’s fourth-quarter operating performance was driven by its Delaware Basin asset, which accounted for 65 percent of the company’s production at 433,000 Boe per day. This production result represents a growth rate of 6 percent compared to the year-ago period, driven by 62 gross operated wells being placed online. Initial production rates from this activity averaged 2,700 Boe per day, with average per-well recoveries estimated at 1.5 million oil-equivalent barrels.

Production costs, including taxes, averaged $12.46 per Boe in the quarter. This low-cost structure, coupled with the benefits of high-margin production resulted in field-level cash margins of $32.47 per Boe.

Devon exited the year with estimated proved reserves of 1.8 billion Boe. Proved undeveloped reserves accounted for 22 percent of the total. Extensions and discoveries from the company’s drilling program added 322 million Boe of reserves in 2023, equating to a replacement rate of 134 percent of production. The capital costs to deliver these extensions and discoveries totaled $3.7 billion, resulting in a finding and development cost of $11.47 per Boe.

2024 OUTLOOK

Devon has reaffirmed its previously issued outlook for production and capital in 2024. The company plans to sustain oil production at around 315,000 barrels per day, with total volumes approximating 650,000 Boe per day. The capital requirements to deliver this production are expected to decline approximately 10 percent year-over-year to a range of $3.3 billion to $3.6 billion.

Due to the addition of a fourth Delaware completion crew in January, the company’s capital program in 2024 is expected to be weighted towards the first half of the year. As a result of this activity timing, first-quarter capital spending is estimated to range from $915 million to $965 million.

In January, severe winter weather across the company’s portfolio led to unplanned power outages and production disruptions. These weather-related curtailments are estimated to reduce first-quarter production by 2 percent. Due to these curtailments, Devon expects first-quarter production to approximate 640,000 Boe per day (48 percent oil).

The company has successfully restored the affected production across all its operating areas and does not expect this weather-related downtime to impact production targets for the full-year 2024.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, February 28, 2024, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	Brooke Baum, 405-552-3448
Chris Carr, 405-228-2496

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and seismicity; climate change and risks related to regulatory, social and market efforts to address climate change; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks relating to global pandemics; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2023 Annual Report on Form 10-K (the “2023 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2023 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2023 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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